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EXHIBIT 99.1

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.01 per share, of Westport Resources Corporation, a Nevada corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

        The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

        This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

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signature pages to follow]

        IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 16, 2003.

ERI INVESTMENTS, INC.
By:	/s/ KENNETH J. KUBACKI
Name:	Kenneth J. Kubacki
Title:	Vice President
EQUITABLE RESOURCES, INC.
By:	/s/ MURRY S. GERBER
Name:	Murry S. Gerber
Title:	Chairman, President and Chief Executive Officer
/s/ MURRY S. GERBER Murry S. Gerber
/s/ DAVID L. PORGES David L. Porges
EQUITABLE RESOURCES FOUNDATION, INC.
By:	/s/ JAMES E. CROCKARD, III
Name:	James E. Crockard, III
Title:	Treasurer

EQUITABLE PRODUCTION COMPANY
By:	/s/ JAMES M. FUNK
Name:	James M. Funk
Title:	President
NORESCO HOLDINGS, INC.
By:	/s/ JOSEPH E. O'BRIEN
Name:	Joseph E. O'Brien
Title:	President

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  EXHIBIT 99.1
JOINT FILING AGREEMENT